Exhibit 2.3
ASSET SALE AGREEMENT
ANETH UNIT, RATHERFORD UNIT AND MCELMO CREEK UNIT
SAN JUAN COUNTY, UTAH
between
CHEVRON U.S.A. INC.
(as Seller)
And
RESOLUTE NATURAL RESOURCES COMPANY
and
NAVAJO NATION OIL AND GAS COMPANY, INC.
(as Buyer)
Dated October 22, 2004

Table of Contents

1.	SALE AND PURCHASE OF ASSETS	1

1.1	Assets to be Sold	1

1.2	Transfer of Assets	3

1.3	Exclusions and Reservations	3

1.4	Conveyancing Instruments	5

1.5	Cooperation to Effect IRC §1031 Exchange	5

1.6	Suspended Proceeds	5

2.	PURCHASE PRICE AND EFFECTIVE DATE	6

2.1	Purchase Price	6
2.1.1 Performance Deposit		6
2.1.2 Payment of Adjusted Purchase Price		6

2.2	Transfer of Deposit and Purchase Price	6

2.3	Allocation of Purchase Price	6

2.4	Adjustments to Purchase Price	6
2.4.1 Increases to Purchase Price		7
2.4.2 Decreases to Purchase Price		7

2.5	Closing Statement	8

2.6	Effective Date of Sale	8

3.	ALLOCATION OF REVENUES, ASSUMPTION OF LIABILITIES AND INDEMNIFICATION	8

3.1	Allocation of Revenues	8

3.2	Payment of Invoices	9

3.3	Liabilities After Closing and Indemnities	9
3.3.1 Definition of “Claims”		9
3.3.2 Buyer’s Assumption of Abandonment Obligations		9
3.3.3 Buyer’s Assumption of Contract Obligations		10
3.3.4 Seller’s Indemnity with respect to Certain Items		10
3.3.5 Seller’s Indemnity with respect to Retained Litigation		10
3.3.6 Buyer’s General Indemnification		12

4.	GUARANTY	12

5.	TAXES AND PAYABLES	12

5.1	Payment of Taxes	12

6.	REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS, DISCLAIMERS AND WAIVERS	13

6.1	Seller’s Representations and Warranties	13
6.1.1 Formation		13
6.1.2 Authorization		13
6.1.3 No Brokers		13
6.1.4 Compliance with Laws		13
6.1.5 Litigation		13
6.1.6 Leases in Good Standing		13
6.1.7 Environmental Matters		13
6.1.8 Assets Not Subject to Payout		14
6.1.9 Preferential Rights		14
6.1.10 No Imbalances		14
6.1.11 Special Warranty of Title		14
6.1.12 Seller’s Knowledge		14
6.1.13 Material Adverse Effect		14

6.2	Buyer’s Representations and Warranties	14
6.2.1 Formation		14
6.2.2 Qualification		15
6.2.3 Authorization		15
6.2.4 No Brokers		15
6.2.5 Compliance		15
6.2.6 Financing		15

6.3	Disclaimers, Waivers & Acknowledgments	15
6.3.1 Disclaimer		15
6.3.2 Acceptance of Assets “as is, where is”		15
6.3.3 Acknowledgment		16
6.3.4 WAIVER OF CONSUMER RIGHTS		16
6.3.5 NO REPRESENTATIONS OR WARRANTIES		16

7.	TITLE MATTERS	18

7.1	Asset Title Review	18

7.2	Notice of Alleged Title Defects	18

7.3	Alleged Title Defect	18

7.4	Permitted Encumbrances	19

7.5	Remedies for Title Failures	20

7.6	Waiver	21

8.	ENVIRONMENTAL MATTERS	21

8.1	Environmental Review	21

8.2	Alleged Environmental Defects	21

8.3	Remedies for Alleged Environmental Defect	22

8.4	Indemnity Provisions	23

8.5	Post-Closing Environmental Indemnification by Buyer	23

8.6	Exclusion from Buyer’s Indemnification	24

8.7	CONDITION OF THE ASSETS AND SPECIFIC BUYER WITH RESPECT TO NORM AND OTHER HAZARDOUS SUBSTANCES	24

8.8	Waiver	25

9.	AGGREGATE ALLEGED DEFECTS AND ASSOCIATED TERMINATION RIGHTS	25

9.1	Termination Amount	25

10.	ADDITIONAL COVENANTS	25

10.1	Operations Prior to Closing	25

10.2	Preferential Rights to Purchase	26
10.2.1 Issuance of Notices		26
10.2.2 Third Party Exercise		26
10.2.3 Third Party Failure to Purchase		26

10.3	Successor Operator	26

10.4	Transition	26
10.4.1 Field Operations		26
10.4.2 Production Accounting		27
10.4.3 Data Transfer		27
10.4.4 IT and Systems		27
10.4.5 Marketing and Nominations		27

10.5	Employee and Employee Benefits	27
10.5.1 Offers of Employment		27
10.5.2 Defined Benefit Pension Plans		28
10.5.3 Qualified Defined Contribution Plans		29
10.5.4 Severance Plans		29
10.5.5 Vacation Pay		30
10.5.6 Health Care Plans		30
10.5.7 Post-Retirement Welfare Benefits		31
10.5.8 WARN Act Compliance		31
10.5.9 Buyer’s Other Employee Benefits		31
10.5.10 General Employee Provisions		32
10.5.11 Definition Controlled Groups		32

11.	COVENANTS, ASSIGNMENTS AND CONTINUING OBLIGATIONS	32

11.1	Covenants, Assignments and Continuing Obligations	32

12.	CLOSING, TERMINATION AND FINAL ADJUSTMENTS	33

12.1	Conditions Precedent to Seller’s Obligation to Close	33

12.2	Conditions Precedent to Buyer’s Obligation to Close	33

12.3	Closing	34

12.4	Termination	35

12.5	Upon Termination	35

12.6	Final Adjustments	35

13.	DISPUTE RESOLUTION AND BINDING ARBITRATION	36

13.1	Sole and Exclusive Method for Resolution of Disputes	36

13.2	Negotiation Between Executives	36

13.3	Mediation	37

13.4	Arbitration	37

13.5	Jurisdiction	37

13.6	Sovereign Immunity	37

14.	MISCELLANEOUS	38

14.1	Call on Production	38

14.2	Oil and Gas Imbalances	38

14.3	Insurance. With regard to any Seller-operated properties:	38

14.4	Casualty Loss of Assets	38
14.4.1 Definition		38
14.4.2 Notice of Loss		38
14.4.3 Handling of Casualty Loss		38

14.5	Transfer of Records	39

14.6	Publicity	39

14.7	Assignment	39

14.8	Entire Agreement	40

14.9	Notices	40

14.10	Governing Law	41

14.11	Confidentiality	41

14.12	Default	41
14.12.1 Failure to Respond		41
14.12.2 Seller Not Obligated to Remedy Buyer’s Defaults		42
14.12.3 Invoicing and Recoupment by Seller		42
14.12.4 Other Remedies Reserved		42
14.12.5 No Waiver		42

14.13	Survival of Certain Obligations	42

14.14	Conflict of Interest	42

14.15	Further Cooperation	43

14.16	Counterparts	43

14.17	Exhibits and Schedules	43

14.18	Severability	43

14.19	Expenses, Post-Closing Consents and Recording	43

14.20	Removal of Signs and Markers	43

14.21	Intentionally omitted	44

14.22	CONSPICUOUSNESS / EXPRESS NEGLIGENCE	44

14.23	Waiver of Certain Damages	44

14.24	Prior Contract(s) Affecting Production	44

v

ASSET SALE AGREEMENT
ANETH UNIT, RATHERFORD UNIT AND MCELMO CREEK UNIT
          THIS ASSET SALE AGREEMENT (this “Agreement”), dated October 22, 2004, is between CHEVRON U.S.A. INC., a Pennsylvania corporation with a mailing address of 1111 Bagby, Houston, Texas 77002 (“Seller”) and RESOLUTE NATURAL RESOURCES COMPANY (“RNRC”) , a Delaware corporation with a mailing address of 1675 Broadway, Suite 1950, Denver, Colorado 80202 and NAVAJO NATION OIL AND GAS COMPANY, INC., (“NNOG”) a corporation organized under the Section 17 of the Indian Reorganization Act, as amended, 25 U.S.C. § 477 with a mailing address of P.O. Box 4439, Window Rock, Arizona 86515 (RNRC and NNOG together, “Buyer”).
WITNESSETH:
          That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
1. Sale and Purchase of Assets
     1.1 Assets to be Sold. Seller shall sell, transfer, grant, and assign, or cause others to sell, transfer, grant and assign and deliver to Buyer, and Buyer shall purchase and receive all of Seller’s rights, title, and interests (but exclusive of the equipment, machinery, and other real, personal, movable, immovable and mixed property expressly reserved by Seller pursuant to Section 1.3 hereof) in and to the following:
(a)	The oil, gas and mineral leases and/or deeds, operating rights, working interests, net revenue interests and mineral interests described in Exhibit “A,” and further including any renewals, extensions, ratifications and amendments to such leases and/or deeds or interests, or portions of same (collectively, the “Leases”), together with all oil and gas unitization, pooling and/or communitization agreements, declarations, designations and/or orders relating to the Leases and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, insofar as they relate to the Leases, and all of Seller’s interest in and to the properties covered or units created thereby to the extent attributable to the Leases (collectively, the “Units”).

(b)	Any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or within the Units or used in connection with the Leases or Units (collectively, the “Wells”).

(c)	All buildings, structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, gathering lines, gas lines, water lines, vessels, boilers, equipment, machinery, fixtures, flowlines, materials, improvements, and any other real, personal, immovable and mixed property located on or near the Leases or Units and currently or formerly used in the operation of, or relating to the in-field production, treatment, sale, or disposal of Hydrocarbons (as hereinafter defined), water, and associated substances produced from, the Leases, or the Units (collectively, the “Personal Property”).

(d)	All natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Hydrocarbons”), produced and severed from, or allocable, after severance, to the Leases, the Units, the Wells or the Contracts (as hereinafter defined) on and after the Effective Date (as defined in Section 2.6) (collectively, the “Sale Hydrocarbons”).

(e)	To the extent transferable, all contracts, permits, rights-of-way, easements, servitudes, surface leases, subsurface use agreements, licenses, pooling agreements, operating agreements, processing agreements, division orders, farm-in and farm-out agreements, and other agreements of any kind or nature, whether recorded or not (including but not limited to those described on Exhibit “A”) INSOFAR ONLY as they directly relate and are attributable to the Leases, Units, the production from either or both, Wells or Personal Property or the ownership or operation thereof, or the production, treatment, sale, transportation, gathering, storage or disposal of Sale Hydrocarbons, water, or substances associated therewith (the “Contracts”). The Contracts shall include, but not be limited to the Aneth Gas Plant Joint Operating Agreement dated December 31, 1986, as further described in Exhibit “A”.

(f)	All rights and obligations attributable to Production Imbalances and Assigned Pipeline Imbalances , if any (the “Assigned Imbalances”).

(g)	Records or copies thereof, relating to the Leases, Units, Wells, Sale Hydrocarbons, Contracts and Personal Property, in the possession of Seller (the “Records”), but excluding any records which (i) Seller is prohibited from transferring to Buyer by law or existing contractual relationship, or (ii) which constitute Excluded Assets (as defined in Section 1.3).

(h)	All surface use rights in and to that certain 24.26 acre parcel of land (the “Aneth Compressor and Gathering Site”) described more particularly by metes and bounds in the attached Schedule 1.1(h), including ingress and egress rights to said parcel over, across and through the Aneth Plant Site that is excluded from the Assets, and including personal property and associated contractual rights and obligations, all pipelines, gathering lines, compressors and associated equipment and facilities located on said 24.26 acre parcel and described on Schedule 1.1(h) to be used in connection with the operation of what remains of the Aneth Plant and gathering system.

All such Leases, Units, Wells, Personal Property, Sale Hydrocarbons, Contracts, Assigned Imbalances, Records and other facilities are hereinafter individually referred to as an “Asset” or collectively referred to as the “Assets.”
     1.2 Transfer of Assets. The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing (as defined in Section 12.3) and occur wholly within the State of Texas, but transfer of title to the Assets shall be made effective as of the Effective Date (as defined in Section 2.6). Seller and Buyer shall promptly execute such additional documents as may be necessary to transfer the rights, titles or interests herein sold and purchased on the records of any purchaser of Sale Hydrocarbons.
     1.3 Exclusions and Reservations. Specifically excepted and reserved from the transactions are the following, hereinafter referred to as the “Excluded Assets”:
(a)	Seller’s proprietary data, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files and legal opinions (except abstracts of title, title opinions, certificates of title, or title curative documents), attorney-client communications, attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access.

(b)	All of Seller’s separate proprietary software and derivatives therefrom, data licensing agreements and seismic licenses between Seller and third parties, if any, and any and all geologic/geophysical interpretations and proprietary or licensed raw or processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information).

(c)	Except as may be expressly provided otherwise in this Agreement, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Date including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal injury, property damage, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Date, to the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the value of the Assets to occur after the Effective Date.

(d)	All corporate, financial, and tax records of Seller; however, upon receipt by Seller of a written request from Buyer indicating its desire to obtain copies, and the purpose for same, Seller shall provide Buyer, at Buyer’s sole cost and expense, copies of any financial and tax records, other than income tax records, which directly relate, in the opinion of Seller, to the Assets, or which are necessary for Buyer’s ownership, administration, or operation of the Assets.

(e)	To the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the value of the Assets to occur after the Effective Date, all rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Date (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards.

(f)	All Hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods prior to the Effective Date, together with all proceeds from and rights relating to the sale of such Hydrocarbons.

(g)	Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets, and (ii) income, occupational or franchise taxes, for any period prior to the Effective Date.

(h)	Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties.

(i)	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Date.

(j)	All of Seller’s intellectual property rights, patents, trade secrets, copyrights, names, marks and logos.

(k)	All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Date, to the extent, and only to the extent, that such claims, rights and other matters do not cause an impairment in the value of the Assets to occur after the Effective Date.

(1)	Seller’s master service agreements and charter party agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, and construction agreements.

(m)	All telecommunication and communications equipment and services, Wide Area Radio System (“WARS”) control stations, remote terminal units, SCADA software, and proprietary software, unless otherwise specifically identified as being included on the attached Schedule 1.3.

(n)	All fixtures, facilities, pipe lines or gathering lines owned by Chevron Pipe Line Company or any other division of Seller or subsidiary of ChevronTexaco Corporation.

(o)	The vehicles, boats, tools, emergency medical response supplies (including but not limited to automated external defibulators, oxygen and combi tubes), identified surplus equipment and any other assets specifically identified as excluded or retained on any of the Exhibits attached to this Agreement, including those described on Schedule 1.3.

(p)	All third party owned equipment and property located on or used in connection with the Assets, including, without limitation, contractor equipment and leased equipment.

(q)	All real and personal property located on or previously located on the site of the Aneth Plant as described in Schedule 1.3(q) (“Aneth Plant Site”), but expressly excluding from the Aneth Plant Site the Aneth Compressor and Gathering Site described in Schedule 1.1(h) which 24.26 acre parcel Buyer will acquire as provided in Section 1.1(h) above.
     1.4 Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer pursuant to this Section 1 shall be conveyed “AS IS, WHERE IS”, without warranty of title, except that Seller shall give a special warranty of title against claims arising by, through, or under Seller, its affiliates and predecessors by merger, but not otherwise, and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to this Section 1 shall be transferred pursuant to an Assignment and Bill of Sale in substantially the form of Exhibit “B” (the “Assignment”).
     1.5 Cooperation to Effect IRC §1031 Exchange. If either party so elects, the parties shall cooperate to effect a tax-deferred exchange under Internal Revenue Code §1031, as amended. Either party shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If either party elects to effect a tax deferred exchange, the other party shall execute additional escrow instructions, documents, agreements, or instruments necessary to effect the exchange, provided that the party asked to so cooperate shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange requested by the other party.
     1.6 Suspended Proceeds. In the event the Assets include funds being held by Seller in suspense for the benefit of a third party or parties, Seller shall transfer and pay to Buyer, and Buyer agrees to accept from Seller for the benefit of Seller and the party or parties entitled to receive payment thereof, all monies representing the value or proceeds of production removed or sold from the Assets and then held by Seller for accounts from which payment has been suspended, such monies being hereinafter called “Suspended Proceeds.” At the same time, Seller shall deliver to Buyer appropriate supporting detail pertaining to the Suspended Proceeds in a mutually agreeable digital format, including (to the extent Seller has such information) the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Except as specifically set forth in the remainder of this Section 1.6, Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Claims (as defined in Section 3.3.1) therefor. Upon properly documented invoice delivered to Seller no later than two years from the Closing date, Seller will reimburse Buyer for (a) any Claims, judgments, awards, statutory penalties and interest, if any, owing to any interest owner attributable to the Suspended Proceeds accruing prior to the Effective Date, and (b) Claims, judgments, awards, penalties and interest, if any, attributable to the Suspended Proceeds accruing prior to the Effective Date, payable to any state under existing escheat or unclaimed property law, but only if the aggregate of such Claims, awards, penalties and/or interest shall exceed a threshold amount of $25,000, after which Seller shall reimburse Buyer on a dollar for dollar basis (including the threshold amount). Any invoice for reimbursement under the foregoing sentence shall include supporting documentation showing the owner name or ownership interests to which the Claim pertains, the amount and calculation of the award, interest or penalties for which Buyer seeks reimbursement, and any other documentation reasonably requested by Seller to verify the validity and accuracy of the Claim.
2. Purchase Price and Effective Date
     2.1 Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee, One Hundred Twelve Million Five Hundred Thousand United States dollars ($112,500,000.00) (the “Purchase Price”), adjusted as set forth in Section 2.4. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the “Adjusted Purchase Price.”
          2.1.1 Performance Deposit. A performance deposit in the amount of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000.00) (the “Deposit”) shall be paid upon execution of this Agreement by Buyer and may be commingled with other Seller funds. The Deposit will be credited to the Purchase Price at Closing, will not bear interest, and is not refundable except as provided in this Agreement.
          2.1.2 Payment of Adjusted Purchase Price. The Adjusted Purchase Price shall be paid at Closing.
     2.2 Transfer of Deposit and Purchase Price. The Deposit and the Adjusted Purchase Price shall be paid by Buyer on the dates provided in Sections 2.1.1 and 2.1.2 above by completed wire transfer, in immediately available funds, to the account below or as directed in writing by Seller in the Closing Statement (as defined in Section 2.5):
Receiving Bank: BankOne N.A.
ABA #071000013
BNF: ChevronTexaco Exploration and Production Company
Account #59-51720
REFERENCE: Greater Aneth Area
Attn: Luci Romano-Westuba (925) 842-8015
     2.3 Allocation of Purchase Price. Buyer has submitted to Seller an allocation of the Purchase Price to individual parts of the Assets as set forth in Schedule 2.3. Buyer represents it has made reasonable allocations, in good faith, and Seller may rely on the allocations for all purposes hereunder, including: (a) to notify holders of preferential rights of Buyer’s offer; (b) as a basis for adjustments to the Purchase Price for Alleged Title Defects, Alleged Environmental Defects and Casualty Losses (as such terms are defined in Sections 7.3, 8.2, and 14.4.1, respectively); or (c) as otherwise provided in this Agreement.
     2.4 Adjustments to Purchase Price. The Purchase Price shall be adjusted in accordance with this Section 2.4, but, notwithstanding any other provision of this Agreement, shall not be adjusted for (i) actual or projected changes in production rates, (ii) alternate interpretations of reserves and (iii) normal wear and tear on facilities or equipment.
          2.4.1 Increases to Purchase Price. The Purchase Price shall be increased by the following amounts (without duplication):
(a)	The amount of all expenses and charges relating to the Assets or the operation of the Assets which are paid by or on behalf of Seller and are attributable to the period of time from and after the Effective Date, including (i) all operating and capital expenditures and prepaid expenses attributable to the Assets including, without limitation, royalty disbursements, rentals and other similar charges, excise, severance and production tax payments and any other tax payments based upon or measured by the production of Sale Hydrocarbons or the receipt of proceeds therefrom, and (ii) expenses paid by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in or bearing upon the Assets, or in the absence of any joint operating agreement, those customarily billed under any such agreement, including without limitation, drilling, completion, reworking, deepening, side-tracking, plugging and abandoning, geological and geophysical and land costs.

(b)	An amount equal to the market value of all Hydrocarbons in storage above the pipeline connection on the Effective Date (less a reasonable estimate for basic sediment and water) that are produced from, attributable to, or otherwise credited to the Assets (it being understood that such value shall be based on the price at which such Hydrocarbons were sold after the Effective Date (on a first-in, first-out basis), less transportation, processing, quality adjustments, if any, applicable taxes and royalty payments).

(c)	The amount of any property or ad valorem taxes paid by Seller, prorated in accordance with Section 5.

(d)	An amount equal to any unpaid joint interest billings of Buyer relating to the Assets and attributable to the period of time prior to the Effective Date.

(e)	The sum of $15,000 per month for each month or portion thereof from the Effective Date to the Closing Date as compensation to Seller for issuing royalty and rental checks and continuing to perform accounting obligations for the Assets through the production month of January 2005.

(f)	Interest, at the rate of 4% per annum, on the Adjusted Purchase Price less the Deposit, and less the production revenue attributable to the Assets for the period of time from the Effective Date to the Closing Date.

(g)	Any other amount agreed upon by Seller and Buyer.
          2.4.2 Decreases to Purchase Price. The Purchase Price shall be decreased by the following amounts:

(a)	An amount equal to the net proceeds (the price at which the Sale Hydrocarbons were sold after the Effective Date (on a first-in, first-out basis), less transportation, quality adjustments, if any, applicable income and other taxes and royalty payments) received by Seller from the sale of Sale Hydrocarbons.

(b)	Reductions due to Title Failures as provided for in Section 7.

(c)	Reductions due to Alleged Environmental Defects as provided for in Section 8.

(d)	Reductions due to the exercise of preferential rights to purchase as provided for in Section 10.2.

(e)	Reductions due to Casualty Loss as provided in Section 14.4.

(f)	The amount of any property or ad valorem taxes prorated in accordance with Section 5.

(g)	The principal amount of the Deposit, exclusive of any interest which may be earned or earnable against the Deposit.

(h)	Any other amount agreed upon by Seller and Buyer.
     2.5 Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than 5 business days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement (with the exception of those provided for under Sections 2.4.1 (c) and 2.4.2 (e) above), it being understood and agreed that the Closing Statement shall contain reasonable estimates where actual amounts are not known at the time and that as actual costs and revenues are known, these amounts will be taken into account in the Final Settlement Statements provided for in Section 12.6. The Closing Statement shall be prepared in accordance with generally accepted accounting principles generally used in the oil and gas industry.
     2.6 Effective Date of Sale. The effective date of the sale of the Assets described in Section 1 hereof shall be September 1, 2004 as of 7:00 a.m., local time where the Assets are located (the “Effective Date”).
3. Allocation of Revenues, Assumption of Liabilities and Indemnification
     3.1 Allocation of Revenues. Seller shall receive (or receive credit for in the Closing Statement or the Final Settlement Statement, if the necessary information is not available in time to prepare the Closing Statement) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Date, and shall also receive (or receive credit for in the Closing Statement or the Final Settlement Statement, if the necessary information is not available in time to prepare the Closing Statement) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets accruing or relating to all periods before the Effective Date. Buyer shall receive (or receive credit for in the Closing

Statement or the Final Settlement Statement, if the necessary information is not available in time to prepare the Closing Statement) all proceeds from the sale of Sale Hydrocarbons and shall also receive (or receive credit for in the Closing Statement or the Final Settlement Statement, if the necessary information is not available in time to prepare the Closing Statement) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which accrue or relate to all periods after the Effective Date.
     3.2 Payment of Invoices. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Date; other charges and invoices may be returned to the billing party for rebilling to Buyer. Similarly, after the Closing, Buyer shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Date; other charges and invoices may be returned to the billing party for rebilling to Seller.
     3.3 Liabilities After Closing and Indemnities.
          3.3.1 Definition of “Claims”. As used in any provision of this Agreement, “Claims” shall mean all liabilities, penalties, fines, obligations, judgments, claims, governmental actions, causes of action, demands, administrative proceedings, suits and other legal proceedings, together with any costs of court, fees and expenses associated therewith (including, without limitation, costs of investigation, attorney’s fees, expert’s fees, and expenses associated with investigation of claims, testing, assessment and remedial actions).
          3.3.2 Buyer’s Assumption of Abandonment Obligations. As additional consideration for the sale and transfer of the Assets, Buyer shall assume and shall timely and fully satisfy all Abandonment Obligations (as defined below) associated with the Assets, except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3. As used herein, the term “Abandonment Obligations” shall mean and include all obligations associated with, and liability for, (i) the plugging and abandonment of all wells, either active or inactive, (including, but not limited to, the Wells) situated on or in any of the Leases, or Units; (ii) the removal of structures, facilities, foundations, wellheads, tanks, pipelines, flowlines, pumps, compressors, separators, heater treaters, valves, fittings, and equipment and machinery of any nature and all materials contained therein, located on or used in connection with the Assets; (iii) the clearance, restoration and remediation of the lands, groundwater and waterbottoms covered or burdened by the Leases, Contracts, Units; and (iv) the removal, remediation and abatement of any petroleum material, any contamination or pollution (including, without limitation, spilling, leaking, pumping, pouring, emitting, emptying, discharging, leaching, dumping or disposing of any chemical substance, pollutant, contaminant, toxic substance, radioactive material, hazardous substance, naturally occurring radioactive material (“NORM”), waste, saltwater, crude oil, or petroleum product) of the surface (including surface water), air, or any vessel, piping, equipment, tubing or subsurface strata associated with the Assets, all in accordance with or as required by applicable agreements, implied or express, including without limitation, leases, unit agreements and operating agreements, or by law, regulation, order, permit, judgment or decree. Except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, Buyer shall protect, indemnify, hold harmless and defend Seller and the Seller Parties (as defined in Section 3.3.6)

against any and all Claims, whether based on any theory of liability, including, but not limited to, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party, whether arising from, resulting from or related to Buyer’s failure to timely and fully satisfy the Abandonment Obligations as set forth in this Agreement or as may be imposed by any applicable statutes, laws, rules, regulations, or orders. Buyer further agrees to take whatever actions are necessary to protect Seller from being subjected to any such Claims, including, but not limited to, removal, remediation and restoration, and will comply with reasonable requests by Seller that Buyer take such actions.
          3.3.3 Buyer’s Assumption of Contract Obligations. Buyer shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Leases, Units and Contracts; and this Agreement is made expressly subject to all agreements, leases, easements, permits, commingling authorizations and other contracts relating to the Assets, whether or not the same are herein specifically identified. Except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, Buyer shall assume and be responsible for all obligations and liabilities of Seller accruing under such agreements after the Effective Date and agrees to execute any instrument or document required by Seller to evidence such assumption.
          3.3.4 Seller’s Indemnity with respect to Certain Items. Subject to the provisions of Section 1.6, Seller shall defend, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties together with Buyer are hereinafter collectively referred to as the “Buyer Parties”) harmless from any and all Claims for periods of time prior to the Effective Date relating to: (i) the payment, underpayment or nonpayment of royalties, overriding royalties, production payments, net profits payments or other payments on production or the proper accounting or payment to parties for their interests therein, (ii) the payment, underpayment or nonpayment of property, ad valorem, windfall profit, severance or other taxes relating to the Assets or the Seller, (iii) all amounts payable by Seller pursuant to Section 3.2, and (iv) damages to personal property or injury to persons, including death, arising out of Seller’s ownership or operation of the Assets, but only if such Claims described in this clause (iv) are asserted or filed within two (2) years after the Closing. Buyer shall be responsible for all Claims of these types insofar as they relate to periods of time from and after the Effective Date and Buyer shall defend, indemnify and hold the Seller Parties (as defined in Section 3.3.6) harmless therefrom.
          3.3.5 Seller’s Indemnity with respect to Retained Litigation. Seller shall defend, indemnify and hold Buyer Parties harmless from the following specific liabilities and claims:
(a)	The penalty, capital costs and special environmental project (“SEP”) costs attributable to Seller’s interest associated with compliance with the Consent Decree in United States v. Texaco Exploration and Production Inc., Case No. 2:98-CV-00213-ST, United States District Court, District of Utah, Central Division, regarding the Aneth Unit as such Consent Decree is in effect as of the Effective Date, but not any future amendments thereof. To the extent such costs are not incurred and billed to the interest acquired from Seller on or before December 31, 2005, Seller’s liability shall terminate thereafter. Seller and Buyer shall perform the specific tasks in regard to the Consent Decree as set forth on Schedule 3.3.5(a). Seller shall also complete all regulatory reporting through December 31, 2004 and all reporting under the Consent Decree through July 31, 2005. Buyer shall handle regulatory and Consent Decree reporting subsequent to these dates. Buyer shall assume and pay the incremental operating costs attributable to the Consent Decree from and after the Effective Date except the costs of the reporting Seller has agreed to perform as set forth above. Pursuant to Article 1(3) of the Consent Decree, a copy of the Consent Decree is attached to this Agreement, Buyer agrees to perform all obligations of Seller under the Consent Decree and Seller is not relieved of liability of its obligations under the Consent Decree.

(b)	The penalty, capital costs and SEP costs attributable to Seller’s interest associated with compliance with the Consent Decree in United States v. Mobil Exploration & Producing U.S. INC., Civ. No. 2-98-CV-00220-ST, United States District Court, District of Utah, Central Division, regarding McElmo and Ratherford Units as in effect on the Effective Date, but not any future amendments thereof, provided that to the extent such costs are not incurred and billed (or reasonably known and quantified by appropriate documentation) to the interest acquired from Seller on or before December 31, 2005, Seller’s liability shall terminate. Buyer shall assume and pay the incremental operating costs from and after the Effective Date attributable to the Consent Decree subsequent to the Effective Date.

(c)	The penalty, capital, permit and SEP costs associated with settlement of the Clean Air Act claims asserted by the United States Environmental Protection Agency in Notice of Violation R9-97-38 dated September 9, 1997 against Mobil Corporation and Notice of Violation R9-99-09 dated June 8, 1999 against Mobil Exploration & Producing USA Inc. both affecting McElmo and/or Ratherford Units (and any similar Claims asserted in writing as of the Effective Date with respect to pre-Effective Date violations of the Clean Air Act on such units) in excess of $90,000 to Seller’s interest. To the extent such costs are not incurred and billed (or reasonably known and quantified by appropriate documentation) on or before December 31, 2006, Seller’s liability shall terminate.

(d)	Seller at its expense shall decommission the facilities and equipment on the Aneth Plant Site and restore and remediate the site in accordance with Environmental Law and any order or requirement of any agency with jurisdiction thereof. Seller shall defend, indemnify and hold Buyer Parties harmless from any and all Claims associated with the Aneth Plant Site. For purposes of the foregoing agreement of Seller to decommission the Aneth Plant Site and remediate the premises identified on Schedule 1.3(q), Seller’s liability and indemnity obligation shall be limited to complying with those Environmental Laws, regulations, orders and regulatory policies existing as of the Effective Date. Seller further reserves from the Assets all necessary rights of access to the Aneth Plant Site necessary to perform the obligations to decommission and remediate the Aneth Plant Site.

(e)	In no event shall Seller’s liability above and the indemnity provided hereinabove include costs attributable to the interest acquired from Seller where costs are the direct result of operator’s performance occurring after Closing (e.g., penalties assessed against the McElmo and/or Ratherford operator for spills, untimely reports or the like occurring subsequent to Closing will not be the responsibility of Seller).
          3.3.6 Buyer’s General Indemnification. Subject to the provisions of Sections 3.3.4 and 3.3.5 above and any other provisions of this Agreement specifically requiring indemnification or other remedy from Seller, or constituting warranties and representations of Seller, Buyer shall defend, protect, indemnify and hold Seller, its parent, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties together with Seller are hereinafter collectively referred to as the “Seller Parties”) harmless against any and all Claims asserted or filed on or after the Effective Date in any way arising out of, related to, or connected with the Assets or Buyer’s or Seller’s ownership, operations or activities related to the Assets and the Contracts and agreements pertaining thereto, or any of the obligations, responsibilities or liabilities assumed by Buyer hereunder, whether relating to periods before or after the Effective Date and including, but not limited to, acts or omissions of Seller, based upon any theory, whether in contract, negligence, liability without fault, strict liability, regulatory liability, statutory liability, tort or other, regardless of the sole, joint or concurrent negligence, strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party.
4. Guaranty
Intentionally Omitted
5. Taxes And Payables
     5.1 Payment of Taxes. All real estate, occupation, ad valorem, personal property taxes and charges on any of the equipment, facilities, plants or other Assets for the current tax year shall be prorated as of the Effective Date. Ad valorem or property taxes on the mineral estate, the producing leasehold or the produced mineral, which are based on production, severance and/or revenue received and which are taxed in a year following the year of production, shall be subject to proration based on production and revenue received by Buyer and Seller. Seller shall be responsible for taxes based on production, severance and revenue received up to the Effective Date, and shall be entitled to all refunds and rebates with regard to such period; Buyer shall be responsible for taxes based on production, severance and revenue from the Effective Date and thereafter, regardless of the year in which the taxes are due or paid. Seller shall be responsible for all oil and gas severance taxes, production taxes, windfall profits taxes, and any other similar taxes applicable to oil and gas production occurring prior to the Effective Date, and shall be entitled to all refunds and rebates with regard to such period; Buyer shall be responsible for all such taxes applicable to oil and gas production occurring on and after the Effective Date. Buyer shall be responsible for and shall remit all sales, use and similar taxes arising out of the sale of the Assets. Buyer shall assume all responsibility for remitting to the appropriate taxing authority the state and local sales and use taxes due, and shall provide Seller with any exemption certificates or other documentation required under applicable law in lieu of paying Seller the taxes due. Buyer shall indemnify, defend and hold harmless Seller and the Seller Parties for any sales or use taxes assessed against Seller at or after the Effective Date by any taxing authority in respect of this sale, including the amounts of any penalties, interest, court costs and attorney’s fees. Any legal expenses incurred by Seller to reduce or avoid any of the aforementioned taxes attributable to Buyer shall be paid or reimbursed by the Buyer. Buyer and Seller shall agree to reasonably cooperate to minimize the assessment of any sales or use taxes assessed upon the Seller on any of the Assets purchased by the Buyer.
6. Representations, Warranties, Acknowledgments, Disclaimers and Waivers
     6.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate:
          6.1.1 Formation. Seller is a corporation duly organized and validly existing, in good standing, under the laws of the State of Pennsylvania. Seller has the corporate power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.
          6.1.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.
          6.1.3 No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.
          6.1.4 Compliance with Laws. To the best of Seller’s knowledge and in accordance with normal industry practice, Seller has complied with and the Assets are in compliance with, in all material respects, all applicable laws, ordinances, rules and regulations.
          6.1.5 Litigation. Except as set forth in Section 3.3.5, there are no actions, suits or proceedings pending or, to the best of Seller’s knowledge, threatened, against Seller or the Assets which might delay, prevent or materially hinder the consummation of the transactions contemplated hereby, materially adversely affect the title to or value of any of the Assets or give rise to a material claim against Buyer.
          6.1.6 Leases in Good Standing. To the best of Seller’s knowledge, but without investigation, all royalties, rentals and other payments due under the Leases have been properly paid in all material respects, and all conditions necessary to keep the Leases in force and effect have been fully performed in all material respects.
          6.1.7 Environmental Matters. Except as disclosed in this Agreement, Seller has received no notice of any violation of or investigation relating to any federal, state or local laws with respect to health, safety, pollution or protection of the environment relating to the Assets, which violation or investigation would materially affect the value, use or operation of any of the Assets operated by Seller or give rise to a material claim against or liability of Buyer.
          6.1.8 Assets Not Subject to Payout. None of the Assets are subject to any payout or similar arrangement whereby Seller’s interest could be reduced in the future by virtue of the recovery of monies or hydrocarbons.
          6.1.9 Preferential Rights. To the best of Seller’s knowledge, Schedule 5.1.9 sets forth all obligations under which third parties have preferential rights or similar rights to acquire any portion of the Assets.
          6.1.10 No Imbalances. There are no gas or pipeline imbalances related to the Assets.
          6.1.11 Special Warranty of Title. Seller hereby warrants title to the Assets as against any claim or defect arising by, through or under Seller or its affiliates and predecessors by merger.
          6.1.12 Seller’s Knowledge. As used herein, “Seller’s knowledge” or words of similar import mean the actual knowledge of any of the officers and supervisory employees of Seller actively engaged in the divestiture of the Assets. The knowledge or awareness of specific individual events or facts of field personnel, contractors or personnel, wherever located, not otherwise involved in negotiating this transaction does not constitute “Seller’s knowledge” for purposes of this Agreement.
          6.1.13 Material Adverse Effect. As used herein, “Material Adverse Effect” means, with respect to any individual breach of representation or warranty, that such breech would reasonably be expected to have an adverse effect on the value or operation of the affected Asset(s) exceeding $1,000,000.
     6.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:
          6.2.1 Formation. Resolute Natural Resources Company is a corporation duly organized and validly existing, in good standing, under the laws of the State of Delaware and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement. Navajo Nation Oil and Gas Company, Inc. is a corporation duly organized and validly existing, in good standing, under Section 17 of the Indian Reorganization Act, as amended, 25 U.S.C. § 477 and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

          6.2.2 Qualification. Buyer is qualified to own and operate oil, gas and mineral leases in the State of the situs of the Assets and any federal/Indian/BLM onshore leases made a part of the Assets in accordance with applicable laws, rules, regulations and orders governing the ownership and operation of leases in the State of the situs of the Assets.
          6.2.3 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.
          6.2.4 No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.
          6.2.5 Compliance. From and after Closing, Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.
          6.2.6 Financing. Buyer represents and warrants that it is financially able to perform this Agreement and no facts have come to its attention that would raise serious concerns about the availability of financing to Buyer to accomplish the transaction contemplated by this Agreement.
     6.3 Disclaimers, Waivers & Acknowledgments.
          6.3.1 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, THE ASSETS ARE TO BE SOLD AS IS, WHERE IS AND WITH ALL FAULTS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO ORIGIN, QUANTITY, QUALITY, OPERATING CONDITION, SAFETY OF EQUIPMENT, TITLE TO PERSONAL PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, THE QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES OR WELLS, OR OTHERWISE, CONCERNING ANY OF THE ASSETS. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3 ALL WELLS, PERSONAL PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS”.
          6.3.2 Acceptance of Assets “as is, where is”. Buyer has made, or arranged for others to make, or has been afforded the opportunity to make an inspection and inventory of the Assets and, if not performed, waives such right at and with Closing. Except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, Buyer, at Closing, will accept all Assets in an “as is and where is” condition, with an expressed acceptance and understanding of the disclaimers contained in this Agreement.
          6.3.3 Acknowledgment. Buyer acknowledges that the Assets have been used for oil and gas exploration, drilling and producing operations, pipeline, transportation and/or gathering operations, and other related oilfield operations, including, without limitation, possibly the injection, storage and/or disposal of produced water and/or waste materials incidental to or occurring in connection with such operations, and that physical changes in the land, groundwater or subsurface may have occurred as a result of any such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation of, or right to investigate, the physical condition of the Assets, including, without limitation, the facilities and equipment, and the surface and subsurface conditions. Except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, Buyer is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions, including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps, which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether discovered, discoverable, hidden, known or unknown to Buyer as of Closing. Except as expressly provided in Sections 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable, in any way, to the Assets and all laws, orders, rules and regulations concerning all of such conditions, discovered, discoverable, hidden, known or unknown, and further agrees to defend, indemnify and hold the Seller Parties harmless for same, including, but not limited to, defense, indemnification and hold harmless for any liability, attorney’s fees, fines, penalties or costs under all Environmental Laws, as defined in this Agreement or otherwise asserted.
          6.3.4 WAIVER OF CONSUMER RIGHTS. BUYER WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT THE ABOVE WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (I) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (II) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND (III) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.
          6.3.5 NO REPRESENTATIONS OR WARRANTIES.
(a)	BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, SELLER MAKES THIS SALE OF THE ASSETS TO BUYER WITHOUT ANY WARRANTY AS TO THE CONDITION OF THE ASSETS, INCLUDING ABSENCE OF VICES OR DEFECTS

(WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, OR FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, EVEN FOR RETURN OR REDUCTION OF THE PURCHASE PRICE OR OTHERWISE, IT BEING UNDERSTOOD THAT BUYER TAKES THE ASSETS “AS IS” AND “WHERE IS”; BUYER HEREBY ACKNOWLEDGING RELIANCE SOLELY ON ITS OWN INSPECTION OF THE ASSETS, AND NOT ON ANY WARRANTIES OR REPRESENTATIONS FROM SELLER WITH RESPECT TO THE CONDITION OF THE ASSETS. IN ADDITION, BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO ABSENCE OF VICES OR DEFECTS (WHETHER APPARENT OR LATENT, KNOWN OR UNKNOWN, EASILY DISCOVERABLE OR HIDDEN), FITNESS FOR ANY ORDINARY USE, FITNESS FOR ANY INTENDED USE OR PARTICULAR PURPOSE, TAX CONSEQUENCES, OR ENVIRONMENTAL CONDITION OF THE ASSETS. ALL WARRANTIES WITH RESPECT TO THE MECHANICAL CONDITION OF THE ASSETS ARE HEREBY DISCLAIMED BY SELLER AND EXPRESSLY WAIVED BY BUYER. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONDITION OF THE ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER, ANY PARTY ACTING OR PURPORTING TO ACT FOR SELLER, OR ANY BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING.
(b)	EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS SALE, INCLUDING, WITHOUT LIMITATION, THE QUALITY, QUANTITY OR ENVIRONMENTAL CONDITION OF THE ASSETS OR ANY OTHER MATTERS CONTAINED IN THE DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, ITS AGENTS, REPRESENTATIVES OR EMPLOYEES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE

RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 3.3.4, 3.3.5, 6.1, 7.5, 8.3, 8.4, 8.6, 10.1, 14.4.3.
7. Title Matters
     7.1 Asset Title Review. Until Closing, Buyer shall have reasonable access, without express or implied warranty of any kind regarding the accuracy of such information, to copies of non-privileged information in Seller’s possession regarding Seller’s title to the Assets, which information Buyer may copy at its sole cost and expense (unless prohibited by agreement between Seller and a third party). Except as otherwise provided in this Agreement, Seller shall not be required to perform any additional title work. Any existing abstracts and title opinions have not been made, and will not be made, current by Seller. Buyer specifically agrees that any conclusions made from any examination done or caused to be done from Seller-furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.
     7.2 Notice of Alleged Title Defects. If, prior to Closing, Buyer becomes aware of any matter Buyer considers to be an “Alleged Title Defect” as defined in Section 7.3, Buyer shall notify Seller in writing of as soon as reasonably practicable after Buyer becomes aware of such Alleged Title Defect, but, in any event, not later than 4:00 p.m. Central Standard Time (“CST”) 10 days prior to Closing (the “Defect Notice Date”). Such notice (“Notice of Alleged Title Defect”) shall include (i) a specific description of the matter Buyer asserts as an Alleged Title Defect, (ii) a specific description of the Asset or portion of the Assets that is affected by the Alleged Title Defect, (iii) Buyer’s calculation of the amount by which each Alleged Title Defect has diminished the value of the Assets, such amount to be determined by Buyer in good faith and in a commercially reasonable manner, and (iv) all necessary and desirable supporting documentation, including any abstracts and title opinions or updates thereto that describe or explain the Alleged Title Defect.
     7.3 Alleged Title Defect. The term “Alleged Title Defect” shall refer to any defect or deficiency in title, except for Permitted Encumbrances, that (i) creates a lien, claim, encumbrance or other obligation affecting the interests of Seller in the Assets, (ii) diminishes Seller’s net revenue interest (defined as Seller’s share of the proceeds from the sale of Hydrocarbons produced from and allocable to the Assets, net of all royalties, overriding royalties, and other burdens on production) from that set forth on Exhibit “A”, or (iii) increases Seller’s working interest (defined as Seller’s share of the costs of operation, development or production borne by the owner of such interest) from that set forth in Exhibit “A” without a corresponding increase in Seller’s net revenue interest, or which creates an obligation to pay costs or expenses in an amount greater than such interest. Notwithstanding anything to the contrary in Section 7.5 or elsewhere in this Agreement, no adjustment to the Purchase Price for Alleged Title Defects shall be made unless and until, and only to the extent that, (a) with respect to each Lease or parcel of Land, the individual value of each Alleged Title Defect exceeds $50,000 and (b) the value of all Alleged Title Defects exceeds $500,000. For clarity, the value of all Alleged Title Defects must exceed $500,000 before there shall be any Purchase Price Adjustment or further action required of Seller under this Section with respect to such asserted Alleged Title Defects and the first $500,000 shall act as a deductible to be assumed and borne by Buyer. Defects arising from the same circumstance and defects affecting the same Lease or Well shall be aggregated as a single defect for purposes of determining whether the $500,000 threshold has been met.
     7.4 Permitted Encumbrances. As used in this Section 7, the term “Permitted Encumbrances” means:
(a)	Lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales and transportation contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Exhibit “A” or increase the working interest of any Asset from that set forth in Exhibit “A” without a corresponding increase in the revenue interest.

(b)	Preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights.

(c)	Liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business.

(d)	All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance and Buyer and Seller have no reason to believe they cannot be obtained.

(e)	Alleged Title Defects or other deficiencies or irregularities that have been waived by Buyer in writing or not asserted on or before the Defect Notice Date.

(f)	Easements, rights-of way, servitudes, permits, surface leases and other rights in respect of surface operations, provided they do not materially interfere with Buyer’s operation or use of the Assets.

(g)	Defects, irregularities and deficiencies in title of or to any rights-of-way, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, easements, surface leases or other rights for the purpose for which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets.

(h)	Environmental laws and regulations, to the extent valid and applicable to the Assets.

(i)	Vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens which have expired as a matter of law, or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due.
(j)	All other liens, claims, charges, encumbrances, contracts, agreements, instruments, obligations, defects, and irregularities affecting the Assets relating to obligations not yet in default, and/or which individually or in the aggregate are not such as to interfere materially with the operation, value, or use of any of the Assets, do not materially prevent Buyer from receiving the proceeds of production from the Assets, do not reduce the net revenue interest of any of the Assets to less than the net revenue interest set forth on Exhibit “A” and do not obligate Buyer to bear costs and expenses relating to the maintenance, development, and operation of any of the interests in any amount greater than the working interest set forth on Exhibit “A” (unless the net revenue interest for such Asset is greater than the net revenue interest set forth in Exhibit “A” in the same proportion as any increase in such working interest).
     7.5 Remedies for Title Failures. With respect to each Alleged Title Defect asserted by Buyer in a Notice of Alleged Title Defect, if Seller requests, Seller and Buyer shall discuss and agree whether a particular matter constitutes an Alleged Title Defect. Seller shall have the right but not the obligation to cure any Alleged Title Defect asserted in such Notice at its own expense prior to Closing, in which case the parties shall proceed to Closing without adjustment of the Purchase Price. If Seller fails to cure any Alleged Title Defect on or prior to Closing, it shall be deemed to be a title failure (“Title Failure”) as to the relevant Asset. Buyer and Seller shall negotiate in good faith to reach agreement regarding the value of any Title Failure, and, unless waived by Buyer, shall mutually agree to one of the following options with respect to each Title Failure, subject, however, to the provisions of Section 9 hereof:
(a)	If the Title Failure results from a difference in the net revenue interest for a Lease from that shown on Exhibit “A”, the parties shall proceed to Closing and reduce the Purchase Price by an amount (the “Defect Amount”) determined by multiplying the amount of the Purchase Price allocated to the affected Lease by a fraction, the numerator of which shall be the difference between the actual net revenue interest being conveyed and the net revenue interest shown on Exhibit “A” and the denominator of which shall be the net revenue interest shown on Exhibit “A”.

(b)	If the Title Failure results from a difference in the working interest for a Lease from that shown on Exhibit “A”, the parties shall proceed to Closing and reduce the Purchase Price by a Defect Amount determined by multiplying the amount of the Purchase Price allocated to the affected Lease by a fraction, the numerator of which shall be the difference between the actual working interest being conveyed and the working interest shown on Exhibit “A” and the denominator of which shall be the working interest shown on Exhibit “A”.

(c)	If the Title Failure is one other than described in Sections 7.5 (a) or (b), the Defect Amount shall be an amount determined in good faith by the mutual agreement of Buyer and Seller, taking into account the portion of the Purchase Price to be allocated by agreement of Seller and Buyer to the portion of the Assets affected by the Title Failure, the legal effect of the Title Failure, and the potential economic effect of the Title Failure over the life of the Assets.
     7.6 Waiver. Except for matters covered by Seller’s special warranty of title provided for in Section 6.1.11, Buyer waives for all purposes all objections associated with the title to the Assets (including Alleged Title Defects), unless raised by proper notice within the applicable time period set forth in Section 7.2 and not cured or settled under Section 7.5; and Buyer (and on behalf of the Buyer Parties and their successors and assigns) irrevocably waives any and all claims they may have against Seller and the Seller Parties associated with the same.
8. Environmental Matters
     8.1 Environmental Review. Until Closing, Buyer may request and Seller shall provide access to the Assets (if operated by Seller) and the non-privileged environmental data in Seller’s files pertaining to the Assets. To the best of Seller’s knowledge, there is no such privileged data. Buyer may request and Seller shall provide reasonable assistance in gaining access to Assets operated by others, but Buyer will be responsible for contacting the operators of such Assets to arrange for review and inspection, at Buyer’s sole cost, risk and expense. Buyer specifically acknowledges that, except as may be expressly provided in this Agreement, (a) any access to Seller-operated Assets or Seller’s data is given as an accommodation only, at Buyer’s sole cost, risk and expense, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so, or otherwise, disclosed to or obtained by Buyer and (b) Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever. Seller shall cooperate with Buyer to facilitate the performance by Buyer of any environmental testing that Buyer wishes to conduct at Buyer’s sole cost and risk prior to Closing, which testing shall be conducted in a reasonable manner so as not to interfere with Seller’s or operator’s operation of the Assets, and Seller and Buyer shall cooperate to ensure that such testing is performed on an expedited and confidential basis before Closing. Results of any such tests shall be treated as confidential, except to the extent disclosure is required under applicable law.
     8.2 Alleged Environmental Defects. Buyer shall notify Seller in writing no later than 4:00 p.m. CST 10 days prior to Closing (the “Defect Notice Date”) if Buyer believes that there exists an “Alleged Environmental Defect”, which is defined as a violation of or requirement under Environmental Laws (as defined in Section 8.5) to the extent that, as to each individual Alleged Environmental Defect, (a) prosecution, if instituted, would be reasonably likely to result in a penalty, fine or damage payment of $50,000 or more, or (b) performance of corrective work in respect of such Alleged Environmental Defect required by Environmental Laws would be reasonably likely to result in expenditures of $50,000 or more, net to Seller’s interest in the affected Asset, provided such defects arising under the same provision of law and defects affecting the same Lease or Well shall be aggregated as a single defect for purposes of determining whether the $50,000 threshold has been met. Such notification (the “Notice of Alleged Environmental Defect”) shall include (i) a detailed description of such claims, (ii) a copy of any environmental assessments, reports, data and information pertaining to such claims, and (iii) Buyer’s calculation of the amount by which such claims have diminished the value of the

Assets or the costs associated with compliance, which amount shall be determined by Buyer in good faith and in a commercially reasonable manner. The value of all Alleged Environmental Defects must exceed $500,000 (“Alleged Environmental Defect Minimum Threshold”) before there shall be any Purchase Price Adjustment or further action required of Seller under this Section with respect to an Alleged Environmental Defect, it being understood and agreed that the first $500,000 of Alleged Environmental Defects shall act as a deductible to be assumed and borne by Buyer.
     8.3 Remedies for Alleged Environmental Defect. With respect to each Alleged Environmental Defect asserted by Buyer in the Notice of Alleged Environmental Defect, if Seller requests. Seller and Buyer shall discuss and agree whether a particular matter constitutes an Alleged Environmental Defect. As to each claim of an Alleged Environmental Defect made by Buyer on or prior to the Defect Notice Date (and upon satisfaction of the Alleged Environmental Defect Minimum Threshold set forth in Section 8.2 above), Buyer and Seller shall endeavor to agree upon one of the following three options, with option 8.3 (c) being the default selection in the event the parties are unable to agree:
(a)	Prior to or at Closing, Seller and Buyer shall mutually agree in writing separate and apart from this Agreement that Seller shall correct or make arrangements for the correction of such Alleged Environmental Defect, and Closing shall proceed with Seller defending, indemnifying and holding Buyer and the Buyer Parties harmless against all Claims attributable to such Alleged Environmental Defect and without reduction of the Purchase Price;

(b)	Buyer shall correct or make arrangements for the correction of such Alleged Environmental Defect after Closing, and the parties shall proceed to Closing with a reduction of the Purchase Price in an amount mutually agreed to by the parties and with Buyer defending, indemnifying and holding Seller and the Seller Parties harmless against all Claims attributable to such Alleged Environmental Defect; or

(c)	Buyer shall accept the Assets subject to such Alleged Environmental Defect, the parties shall proceed to Closing without adjustment of the Purchase Price, and Seller shall defend, indemnify and hold Buyer and the Buyer Parties harmless against all Claims incurred by Buyer with respect to such Alleged Environmental Defect, up to, but in no event to exceed, the sum of $20,000,000 (such amount being cumulative for any and all claims of Alleged Environmental Defect made by Buyer) and only as to that portion of such Claims which are in excess of $500,000. In the event of a claim of an Alleged Environmental Defect and a demand for indemnification by Buyer hereunder, Seller reserves the right to jointly negotiate with Buyer and the agency or party, if any, making such claim the right of access to the affected site, the use of temporary storage and resources at such site, to the full extent held by Buyer, and the right to perform assessment, removal and remedial operations for such Alleged Environmental Defect, at its cost and risk, and any sums so expended by Seller shall be a credit against Seller’s indemnity obligation, if any, under this Section 8.3 (c).

Each party shall cooperate with the other party’s reasonable corrective work, and any operations unreasonably interfering with the corrective work shall cease until correction is completed.
     8.4 Indemnity Provisions. The indemnities for Alleged Environmental Defects and for Claims related thereto, as provided for in this Section 8, by Buyer and Seller, as the case may be, shall include, without limitation, the obligation to protect, indemnify, hold harmless and defend Buyer or Seller, as the case may be, and the Buyer Parties and Seller Parties, respectively, against any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorney’s fees and court costs), costs, expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment), whether based on any theory of liability, including, but not limited to, negligence, tort, breach of contract (express or implied), breach of warranty (express or implied), strict liability, regulatory liability, or statutory liability, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Buyer or Seller or any other person or party, arising under any obligations under this Agreement or imposed by any applicable statutes, laws, rules, regulations, or orders. The indemnities will further include an agreement by the party providing the indemnification to take whatever commercially reasonable actions are necessary to protect the party being indemnified from being subjected to any such claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees, costs or expenses, and to comply with reasonable requests by the party being indemnified to take such actions.
     8.5 Post-Closing Environmental Indemnification by Buyer. As of the Closing, but subject to the provisions of Sections 3.3, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, Buyer specifically assumes and shall be responsible for all environmentally-related duties and obligations of Seller and the Seller Parties with respect to the Assets from and after the Effective Date and shall protect, defend, indemnify and hold Seller and the Seller Parties harmless from and against any and all Claims under any Environmental Law (hereafter defined) with respect to the Assets from and after the Effective Date, including without limitation, any environmentally-related duties, conditions and obligations existing prior to or as of the Effective Date or relating to periods arising before the Effective Date. The term “Environmental Law(s)” as used here and elsewhere in this Agreement includes any and all Navajo Nation laws, regulations, rules or common law, whether now existing or subsequently enacted, the Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq.; the Clean Water Act, 33 U.S.C.A. §1251 et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C.A. §3001, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.A. §2701 et seq.; and all rules, regulations and orders adopted under the foregoing statutes, applicable state or Navajo statutes addressing similar matters, or state, Navajo or federal statutes enacted after the date of this Agreement applicable to any waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including NORM, as defined in Section 8.7), or hazardous substances on or included with the Assets or the presence, disposal, release or threatened release of all waste material, produced water, tank bottoms, sludge, or constituents thereof, radioactive materials (including NORM), or hazardous substances on, included with, or emanating from or through the Assets into the atmosphere or in or upon land or any water course or body of water, whether above or below the ground, and all other federal, state and local environmental and oil and gas laws and regulations, as well as all acts, laws, and regulations amendatory or supplemental thereto.
     8.6 Exclusion from Buyer’s Indemnification. Anything in this Agreement to the contrary notwithstanding, it is agreed and understood that Buyer shall have no liability for, and Buyer’s post-Closing environmental indemnification of Seller shall not include any responsibility for disposal by Seller or its affiliates and predecessors by merger or reorganization off-site from the Assets, that occurred at any time before the Closing Date, of hazardous substances, wastes, materials and products generated by or used by or used in connection with Seller’s or its affiliates’ and predecessors’ by merger or reorganization operation of the Assets.
     8.7 CONDITION OF THE ASSETS AND SPECIFIC BUYER WITH RESPECT TO NORM AND OTHER HAZARDOUS SUBSTANCES. Except as may otherwise be expressly provided in Sections 3.3, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or hereby expressly waives such right, if not exercised. Any such inspection, if made, shall cover, but not be limited to, the physical and environmental condition, both surface and subsurface, of the Assets. It is expressly recognized by Buyer that the lands and/or water bottoms, along with surface facilities and production equipment located thereon, having been used in connection with oil, gas, and water production, treatment, storage, and disposal activities, may contain naturally occurring radioactive materials (“NORM”), asbestos and other hazardous substances as a result of these operations. Except as may otherwise be expressly provided in Sections 3.3, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, the generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall, after the Effective Date set forth herein, be the sole responsibility of Buyer, and Buyer and all future assignees and successors of Buyer shall defend, indemnify and hold Seller and the Seller Parties harmless from any and all Claims resulting from any and all claims, demands, losses, liabilities, liens, judgments, settlements, suits, causes of action, fines, penalties, fees (including, without limitation, attorneys fees and court costs), costs, and expenses (including, without limitation, expenses associated with investigation of claims, testing and assessment), whether based on any theory of negligence, tort, breach of contract, breach of warranty, strict liability, regulatory liability or statutory liability, regardless of the sole, joint or concurrent negligence, breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party, asserted or filed on or after the Effective Date in any way arising from, resulting from or related to the presence of NORM, asbestos or other hazardous substances, whether such NORM, asbestos or other hazardous substance was in place before or after the Effective Date. Any conveyance, transfer or assignment of all or part of the Assets by Buyer, its successors or assigns, in which the grantee, transferee or assignee fails to expressly assume this obligation shall be deemed null and void. Accordingly, lands and/or water bottoms, the Wells, and the Personal Property transferred herein are transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with the Leases, and will not be subsequently transferred by Buyer or Buyer’s assignee for unrestricted use unless the concentrations of NORM, asbestos or other hazardous substances associated therewith are independently determined by a competent laboratory and are found below the levels specified as allowable for unrestricted transfer as set forth in any and all applicable laws, orders, rules or regulations of any governmental agency or court having jurisdiction. Additionally, Buyer agrees to comply with all provisions of such laws, orders, rules or regulations applicable to said lands and/or water bottoms, the Wells, and the Personal Property. Buyer further agrees to cause the provisions of this clause to be included in all subsequent sales or transfers of any interest in the Assets, and to cause all purchasers or transferees of the Assets to expressly acknowledge and assume all such obligations.
     8.8 Waiver. Except as expressly provided in Sections 3.3, 6.1, 8.3, 8.4, 8.6, 10.1 and 14.4.3, Buyer waives for all purposes all objections associated with the environmental and physical and other condition of the Assets (including Environmental Contamination and Alleged Environmental Defect), unless raised by proper notice within the applicable time period set forth in Section 8.2 and made Seller’s responsibility under Sections 8.3 or 8.6; and Buyer (on behalf of itself and the Buyer Parties and their successors and assigns) irrevocably waives any and all claims, except Claims covered under Seller’s indemnities pursuant to Sections 8.3 and 8.6, that they may now or hereafter have against Seller and the Seller Parties associated with the same.
9. Aggregate Alleged Defects and Associated Termination Rights
     9.1 Termination Amount. Notwithstanding anything to the contrary herein, if the total amount of Alleged Title Defects and/or Alleged Environmental Defects and/or exercised preferential purchase rights, and/or Casualty Losses (“Aggregate Alleged Defects”) should reach or exceed $20,000,000, then either party shall be entitled to terminate this Agreement, without any liability, upon written notice to the other party on or prior to the Closing pursuant to the provisions of Section 14.9. If either party exercises its option to terminate this Agreement pursuant to this Section 9.1, this Agreement shall become void and have no effect, Seller shall promptly return the Deposit to Buyer (exclusive of interest earned), and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement.
10. Additional Covenants
     10.1 Operations Prior to Closing. After the date of this Agreement and prior to the Closing as to any of the Assets operated by Seller, Seller, in its sole discretion, shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement. Except as may otherwise be expressly provided in this Agreement, and during the period from the Effective Date until Seller is replaced as operator, Seller as operator shall have no liability to Buyer for losses, Claims or damages sustained or liabilities incurred, regardless of the sole, joint or concurrent negligence, strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party, except such Buyer losses, Claims or damages as may result directly and solely from Seller’s gross negligence or willful misconduct. Seller shall not be obligated for any expenditures after the execution of this Agreement or the Effective Date, whichever is the earlier, and shall recover any charges and expenses as part of the Final Settlement Statement adjustments as appropriate

     10.2 Preferential Rights to Purchase.
          10.2.1 Issuance of Notices. Seller shall use Buyer’s allocations set forth on Schedule 2.3 to provide any required preferential right to purchase notifications to third parties.
          10.2.2 Third Party Exercise. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, the affected Assets will not be sold to Buyer and the Purchase Price will be adjusted by the allocation for the affected Asset. If Buyer has allocated a positive dollar amount to the preferential right Asset, the Purchase Price will be reduced by the dollar amount of the positive allocation. If Buyer has allocated a negative dollar amount to the preferential right Asset, the Purchase Price will be increased by the absolute value of the negative allocation. Buyer remains obligated to purchase the remainder of the Assets not affected by exercised preferential rights to purchase provided it is agreed that Buyer will not be obligated to purchase the Aneth Compressor and Gathering Site and contracts associated therewith unless it acquires substantially all of the Leases and Wells and provided further that the value of exercised preferential purchase rights shall be included in the Termination Amount. Any preferential purchase right must be exercised subject to and on the same terms and conditions of this Agreement, with the exception of the Closing Date which shall be within 10 business days after the Closing between Buyer and Seller and provided further that, in the event the underlying purchase and sale transaction between Seller and Buyer fails to close for any reason (other than affirmative exercises of preferential rights to purchase on 100% of the Assets), the preferential right will be rendered inoperative and Seller shall be under no obligation to consummate the sale of the Assets subject to the preferential right.
          10.2.3 Third Party Failure to Purchase. If a third party gives notice of its intent to exercise a preferential right to purchase any of the Assets, but does not close the purchase for any reason, either before or within a reasonable time after Closing, then there shall promptly be an additional Closing between Seller and Buyer for such portion of the Assets pursuant to the terms of this Agreement, by which Seller will transfer the affected portion of the Assets to Buyer and Buyer will promptly pay Seller that portion of the Purchase Price attributable thereto (or in the case of a negative allocation, Seller will refund the absolute value of the negative amount to Buyer, without interest).
     10.3 Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Assets or portions thereof which Seller may presently operate, since same may be subject to unit, pooling, communitization or operating agreements or other agreements which control the appointment of a successor operator. Seller agrees, however, that, where it will, in the opinion of Seller, facilitate the appointment of a successor operator, it will, in a prudent manner, resign as operator of the Assets it operates before or after Closing.
     10.4 Transition.
          10.4.1 Field Operations. Buyer shall assume operations in the field as soon as possible after Closing but not later than December 1, 2004.

          10.4.2 Production Accounting. Seller shall perform all accounting functions through production month of January, 2005. This shall include, without limitation, production accounting, revenue, royalty and tax accounting and disbursement and joint interest billing. The parties shall prepare the letters in lieu so that Seller receives the revenue associated with the production months for which it is performing the foregoing functions. Seller shall disburse to Buyer the net revenue for each production month on or before the 15th day of the second month following the relevant production month. Seller and Buyer shall cooperate in order to allow Buyer to install and run parallel accounting and production systems to facilitate a smooth transition of accounting operations to Buyer.
          10.4.3 Data Transfer. Seller shall cooperate with Buyer in order to transfer all relevant electronic data in an orderly and efficient manner.
          10.4.4 IT and Systems. Seller shall keep such information technology systems in place and operational to the extent necessary to perform the accounting functions set out above. Seller shall keep the existing SCADA system operational for 30 days following Closing and shall cooperate with Buyer to allow Buyer to establish the systems necessary to take over SCADA operations at the end of such 30 day period.
          10.4.5 Marketing and Nominations. Buyer shall handle the marketing of all production commencing with the production month of December 2004. Seller shall cooperate in providing Buyer with the information needed to conduct such activities appropriately.
     10.5 Employee and Employee Benefits.
          10.5.1 Offers of Employment.
(a)	Seller’s employees listed on Schedule 10.5 are the “Prospective Employees.” Buyer (for purposes of this Section 10.5 meaning RNRC only) shall offer employment to all of the Prospective Employees.

(b)	Buyer’s employment offers to Prospective Employees shall be made in writing during a “hiring period” beginning on the Execution Date and ending two weeks prior to the scheduled Closing. Buyer may require each Prospective Employee to submit a formal application for employment and submit to Buyer’s customary hiring procedures. Each such employment offer shall be for a position with Buyer at a salary or wage that is no less than the base salary (or the base wage rate) plus any shift differential applicable with respect to such Prospective Employee on the Closing Date (“Equivalent Wage”). Equivalent Wage shall not include the value of any benefit plan or program, including without limitation, the ChevronTexaco Success Sharing Program and/or Management Incentive Plan, or any other company incentive program in effect as of the Closing Date. Each such employment offer shall also be for a position at a work location that is fifty (50) miles or less from the Prospective Employee’s work location at the time of the offer.

(c)	Seller will terminate the employment of all Prospective Employees who accept Buyer’s employment offers on the Closing Date. Prospective Employees who become Buyer’s employees as of the Closing Date are the “Affected Employees.” Prospective Employees who do not become Affected Employees are “Remaining Employees.”

(d)	Nothing in this Agreement shall affect Buyer’s right to terminate the employment of any Affected Employee on or after the date he or she becomes Buyer’s employee, with or without cause; provided that Buyer shall comply with the terms of the severance program required by Section 10.5.5(b) below if such termination is prior to one year after the Closing Date.

(e)	Buyer shall control and be responsible for the process by which the Buyer offers employment to Prospective Employees. Buyer may interview any Prospective Employee during normal working hours (including interviews on site) consistent with the operating requirements of Seller and, with the written permission of the Prospective Employee (a copy of which written permission shall be furnished to Buyer), may review and retain copies of such Prospective Employee’s training, attendance and safety records (if any) maintained by Seller. All of the original personnel records maintained by Seller relating to the Prospective Employees shall remain with Seller after the Closing Date and shall not be turned over to Buyer. Buyer shall, however, have access to and use of such records as may be required in connection with the prosecution or defense of any administrative or court claim, and Seller shall not destroy any such records prior to the time such records are scheduled for destruction pursuant to Seller’s records retention policy applicable to records of this type.

(f)	Buyer shall not reduce an Affected Employee’s salary (or wage rate) below the Affected Employee’s Equivalent Wage prior to one year after the Closing Date.
          10.5.2 Defined Benefit Pension Plans.
(a)	Seller’s Defined Benefit Pension Plan. Seller shall cause the ChevronTexaco Corporation Retirement Plan and related excess or top hat benefit plans designed to provide benefits not otherwise payable under the ChevronTexaco Corporation Retirement Plan due to various Internal Revenue Code limitations or limitations to compensation taken into account under the ChevronTexaco Corporation Retirement Plan (“Seller’s Pension Plan”) to:
(i)	retain all liability for pension benefits, including under Seller’s Pension Plan, accrued by each Affected Employee as of the Transfer Date;

(ii)	provide for distributions to any Affected Employee eligible for an immediate distribution as of the date he or she terminates employment with Seller when permitted by the provisions of Seller’s Pension Plan; and

(iii)	fully vest each Affected Employee in his or her accrued benefits under the Seller’s Pension Plan effective as of the Transfer Date.

For purposes of the foregoing, however, vesting in an excess or top hat benefit plan shall be construed to mean that one’s rights under the plans’ terms are non-forfeitable, not that the Affected Employee is vested in the particular amount that would be payable under such plans if he or she commenced a distribution on the Transfer Date.

(b)	Buyer’s Pension Plan. Buyer does not currently maintain a defined benefit pension plan for its employees. In the event Buyer subsequently establishes a defined benefit pension plan that is qualified under Section 401 of the Internal Revenue Code (“Buyer’s Pension Plan”) Buyer shall allow each Affected Employee to participate in such plan on the same terms as Buyer’s other similarly situated employees. “Same terms” shall be construed as recognizing service with the Seller for all purposes that Buyer recognizes prior service with it under the terms of such plan.
          10.5.3 Qualified Defined Contribution Plans.
(a)	Seller shall cause the ChevronTexaco Corporation Employee Savings Investment Plan and any related excess or top hat benefit plans designed to provide benefits not otherwise payable under the ChevronTexaco Corporation Employee Savings Investment Plan due to various Internal Revenue Code limitations or limitations to compensation taken into account under the ChevronTexaco Corporation Employee Savings Plan (“Seller’s Defined Contribution Plan”) to provide for the distribution of such Affected Employee’s vested benefit in accordance with such Seller’s Defined Contribution Plan’s distribution rules. All Affected Employees are one hundred percent (100%) vested in Sellers’ Defined Contribution Plan under its terms.

(b)	Buyer shall cause the Buyer’s Defined Contribution Plan to recognize each Affected Employee’s service under the Buyer’s Defined Contribution Plan as of his or her Hire Date for purposes of vesting and eligibility (including, without limitation, eligibility to commence participation). Such Affected Employee’s service for this purpose shall be the service used by the ChevronTexaco Corporation Retirement Plan for vesting and eligibility.
          10.5.4 Severance Plans.
(a)	Seller’s Severance Pay Plans. Seller shall cause the execution of a severance pay plan(s) for the benefit of qualifying Prospective Employees (“Seller’s Severance Pay Plans”). Prospective Employees will only receive severance pay in connection with the termination of their employment with Seller if they qualify for it under the terms of Seller’s Severance Pay Plans. Without limitation, Seller’s Severance Pay Plans shall provide that a Prospective Employee is ineligible for severance pay if he or she received an employment offer from Buyer at an Equivalent Wage and at a work location within 50 miles of his or her work location with Seller at the Closing Date, regardless of whether such offer is accepted or rejected. In addition, Seller’s Severance Pay Plans shall provide that no Affected Employee shall be eligible for severance pay.

(b)	Buyer’s Severance Program. If within one year of the Close Date:
(i)	Buyer involuntarily terminates the employment of an Affected Employee (for reasons other than cause or to commence employment with another entity within Buyer’s Controlled Group),

(ii)	the Affected Employee elects to terminate employment with the Buyer (or another entity within Buyer’s Controlled Group) rather than be required to transfer to a job location more than 50 miles from his or her current job location, or

(iii)	the Affected Employee elects to terminate employment with the Buyer (or another entity within the Buyer’s Controlled Group) rather than accept a reduction in compensation below his or her Equivalent Wage (without regard to whether such reduction in compensation would violate Section 10.5.1 (f) of this Agreement).
(c)	Buyer shall provide severance pay and other benefits to such Affected Employee as described below (“Buyer’s Severance Program”). Buyer agrees to adopt such Buyer’s Severance Program no later than the Close Date and not to terminate it or amend it in a manner inconsistent with this Section 10.5 prior to one year after the Close Date.

(d)	Buyer’s Severance Program shall provide severance pay in an amount no less than two weeks of such Affected Employee’s Equivalent Wage (or his then-current base rate of pay, if greater) for each combined year of service with Seller and Buyer (each including any other entity within its respective Controlled Group). Such service shall be prorated for completed calendar months and subject to a minimum of four years and a maximum of twenty-six years. Service with Seller for these purposes shall be Seller’s service used to calculate severance pay under Seller’s Severance Pay Plan. Buyer’s Severance Program shall also provide for the continuation of employee rates and Buyer’s contribution for medical coverage that are applicable to otherwise similarly situated active Buyer employees for up to six months after the Closing Date.

(e)	Notwithstanding the foregoing, Buyer may condition eligibility for any benefit under Buyer’s Severance Program on the execution of a release or waiver of any liability. Such release or waiver shall be in such form as Buyer determines in its sole discretion.
          10.5.5 Vacation Pay. Seller shall be responsible for paying out any pre-2004 earned and unused vacation to Affected Employees. Buyer shall recognize all Affected Employees’ post-2004 earned and unused vacation as of the Closing Date. Buyer shall make the Affected Employees eligible for its vacation policy that provides an amount of vacation no less than that afforded to its otherwise similarly situated employees. Buyer shall recognize for purposes of such vacation policy the Affected Employees’ service with Seller as used by Seller for purposes of its vacation policy.
          10.5.6 Health Care Plans. Subject to the following, Affected Employees shall be eligible to participate in Buyer’s health care plans to the same extent as its otherwise similarly situated employees. Affected Employees shall be eligible to enroll in such plans (on behalf of themselves and their eligible dependents) with coverage commencing immediately upon commencement of their employment with Buyer (or another entity within the Buyer’s Controlled Group). If such Affected Employee was enrolled in Seller’s corresponding health care plan upon termination of Seller’s employment, Buyer shall cause its corresponding health care plans to: (i) waive any preexisting condition limitations; and (ii) recognize the Affected Employee’s expenditures (including those of his covered dependents) under Seller’s corresponding plan for the calendar year in which the Affected Employee becomes Buyer’s employee, as applicable, toward any applicable deductible and annual out-of-pocket limit in the corresponding Buyer’s health care plan for such calendar year. In addition, Buyer will cause Buyer’s Health Care Plans to waive any pre-existing condition limitation where required to comply with the provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).
          10.5.7 Post-Retirement Welfare Benefits.
(a)	Seller’s Post Retirement Health Care Coverage. Seller shall be responsible for any post-retirement medical, mental health, substance abuse, and dental coverage for the Remaining Employees (“Seller’s Post-Retirement Health Care Coverage”). Seller also shall make available Post-Retirement Health Care Coverage to any Affected Employee who as of the date he or she terminates employment with Seller is eligible to receive and enroll in Seller’s Post-Retirement Health Care Coverage (“Eligible Affected Employees”). For purposes of calculating the amount of any Company contributions toward such coverage, Seller shall have no obligation to consider any age greater than the Affected Employee’s age upon termination of employment with Seller or any service with Buyer. Notwithstanding the foregoing, Seller’s Post-Retirement Health Care Coverage shall be subject to Seller’s unilateral and discretionary right (including the rights of any entity within Seller’s Controlled Group) to amend or terminate such coverage at any time and with respect to anyone.

(b)	Buyer’s Post Retirement Health Care Coverage. Buyer does not currently maintain post retirement health care coverage for its employees. In the event Buyer subsequently establishes post retirement health care coverage, the Buyer shall allow each Affected Employee to participate in such plan on the same terms as Buyer’s other similarly situated employees.
          10.5.8 WARN Act Compliance. Buyer shall be responsible for compliance with the notification or other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), with respect to the Affected Employees in connection with actions taken by Buyer on or after the Closing Date. Seller shall be responsible for WARN Act compliance with respect to all other employees of Seller, including the Remaining Employees.
          10.5.9 Buyer’s Other Employee Benefits. Buyer agrees that as of the date an Affected Employee becomes Buyer’s employee, he or she will be eligible to participate in Buyer’s employee benefit plans and programs that are not specifically described in this Section 10.5.10 which are generally applicable to Buyer’s non-Affected Employee employees (or, at the time he or she may retire, will be eligible to participate in the retiree employee benefit plans and programs for which he or she qualifies based upon his or her age and service and which are generally applicable to similarly situated retirees of Buyer), and that each Affected Employee shall be given credit for the corresponding service recognized by Seller prior to the date he or she terminates employment with the Seller for all applicable purposes (including participation eligibility, vesting, benefit eligibility and benefit accrual) under Buyer’s employee benefit plans and programs, whether in effect on the Hire Date or subsequently established by Buyer. In addition, if the Affected Employee (or his or her covered dependent) was participating in the Seller’s similar employee welfare benefit plan as of the date his or her employment with the Seller terminates, Buyer will cause such Buyer’s employee welfare benefit plan to waive any and all restrictions relating to pre-existing conditions and evidence of insurability to the extent required by HIPPA.
          10.5.10 General Employee Provisions.
(a)	Each of Seller and Buyer shall give any notices required by law and take whatever other actions with respect to the plans, programs and policies described in this Section 10.5 as may be necessary to carry out the arrangements described in this Section 10.5. Seller and Buyer shall provide each other with such plan documents and descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.5.

(b)	If any of the arrangements described in this Section 10.5 are determined by the Internal Revenue Service or other applicable governmental authority, or by a court of competent jurisdiction, to be prohibited by law, Seller and Buyer shall modify such arrangements to (as closely as possible) retain the intent and economic benefits and burdens of the Parties as reflected herein in a manner which is not prohibited by law.

(c)	In the event that Buyer hires any Remaining Employee within six months after Closing, Buyer will notify Seller of such event and shall reimburse Seller for any severance pay paid by Seller to such Remaining Employee as a result of the transaction contemplated by this Agreement within three business days after the date they are employed by Buyer.
          10.5.11 Definition Controlled Groups. For purposes of this Section 10.5, the term “Controlled Group” shall have the same meaning as “controlled group of corporations” as defined in Internal Revenue Code Section 1563(a), without giving effect to Internal Revenue Code Sections 1563(a)(4) and 1563(e)(3)(C).
11. Covenants, Assignments And Continuing Obligations
     11.1 Covenants, Assignments and Continuing Obligations. It is the intent and effect of this Agreement that the conveyance, transfer or assignment of any Assets by Buyer or any future conveyances, transfers or assignments made by Buyer shall not in any way diminish, compromise, extinguish, or effect a release of either Party’s rights against the other Party, or either Party’s obligations to the other Party hereto. It is also the intent and effect of this Agreement that all conveyances, transfers or assignments of any Assets by Buyer and all future conveyances, transfers or assignments made by Buyer shall create rights in favor of Seller under this Agreement and under all subsequent conveyances, transfers or assignments pertaining to the Assets, and that Seller is a third party beneficiary of such subsequent conveyances, transfers or assignments, so that the party or parties to whom Buyer conveys, transfers or assigns any Assets shall likewise be bound with Buyer to Seller for performance of Buyer’s obligations to Seller under this Agreement. Buyer specifically agrees and warrants that in the event of future conveyances, transfers or assignments of the Assets (in whole or in part) by Buyer, Buyer shall require that as part of the conveyances, transfers or assignments the party or parties to whom the Assets are conveyed, transferred or assigned shall agree to assume, be bound by and subject to all of Buyer’s obligations to Seller under this Agreement and shall fulfill those obligations. Buyer further agrees, understands and warrants that in the event of future conveyances, transfers or assignments of the Assets (in whole or in part) by Buyer, Buyer shall remain bound and subject to all of Buyer’s obligations to Seller and shall remain responsible for fulfilling those obligations even though Buyer has conveyed, transferred or assigned the Assets. Buyer further agrees, understands and warrants that all future assignments, conveyances or transfers of any Assets shall also be accompanied by the assignees’, grantees’ or transferees’ acceptance and full assumption of the obligations that Buyer owes to Seller. Similarly, any subsequent assignee of Buyer shall succeed to any rights and obligations of Buyer against Seller under this Agreement. The obligations and responsibilities between Buyer and Seller, and between Buyer’s assignees, grantees or transferees and Seller, shall be joint and several and shall run with the Assets assigned, conveyed or transferred, so that all subsequent assignees, grantees and transferees also accept the same obligations to Seller, without Buyer or any assignees, grantees or transferees being released of any of their obligations to Seller. Such obligations shall include, but not be limited to, those involving abandonment obligations, covenants, terms, conditions, indemnities, liabilities, and assumed risks.
12. Closing, Termination and Final Adjustments
     12.1 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless Seller waives the condition:
(a)	Buyer shall have performed and complied with all material terms of this Agreement required to be performed or complied with by it at or prior to Closing.

(b)	No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

(c)	The representations and warranties of Buyer contained in Section 6.2 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
     12.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless Buyer waives the condition:
(a)	Seller shall have performed and complied with all material terms of this Agreement required to be performed or complied with by it at or prior to Closing.

(b)	No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

(c)	The representations and warranties of Seller contained in Section 6.1 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.
     12.3 Closing. The Closing of the transactions contemplated herein and the transfer of the Assets shall occur on or before November 17, 2004 at Seller’s office, 1111 Bagby, Houston, Texas, at 10:00 a.m., local time, or such other date, time, and place as Seller and Buyer may agree in writing (the “Closing”). At Closing, the following shall occur:
(a)	Buyer and Seller shall execute and acknowledge the Assignment in substantially the form of Exhibit “B”, in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement. The assignment shall convey an undivided 25% of the Assets to NNOG (or its designee) and an undivided 75% of the assets to RNRC (or its designee).

(b)	Buyer and Seller shall execute and acknowledge any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets.

(c)	Seller shall prepare and Seller and Buyer shall execute at Closing transfer orders or letters-in-lieu in form and substance satisfactory to Buyer for each purchaser or remitter of proceeds from the Leases, Wells and Units.

(d)	Upon and against delivery of the Assignment and other instruments described in this Section, Buyer shall pay to Seller the Adjusted Purchase Price by bank wire, as designated in advance by Seller under Section 2.2.

(e)	On or before Closing, Seller shall, where Buyer is to become operator, supply Buyer with an appropriate governmental form as required by the governmental agency, board or commission having jurisdiction and authority to change the name of operator from Seller to Buyer, for each Seller-operated Well (whether dry, inactive, injector or producing), Lease or any other well or facility or Personal Property, as may be required or defined by said agency, board or commission, located on the premises that form a part of the subject matter of this Agreement. All such forms shall be executed by Buyer and/or Seller as may be required prior to or during Closing. Buyer shall be responsible for any fee as may be required by such governmental agency, board or commission and, at the parties’ option, shall either deliver its check payable to the governmental agency, board or commission to Seller at Closing or credit this fee amount to Seller in the applicable Final Settlement Statement. Seller shall mail the completed form and fee to the proper governmental agency, board or commission after Closing.
(f)	Immediately after Closing, Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets. Buyer shall also timely notify the appropriate taxing authorities following Closing of Buyer’s ownership and provide copies of such notices to Seller.
     12.4 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:
(a)	By Buyer or Seller in accordance with Section 9.1.

(b)	By Buyer or Seller in accordance with Section 14.4.

(c)	By Seller if any condition set forth in Section 12.1 has not been satisfied and such condition has not been waived by Seller by the Closing Date.

(d)	By Buyer if any condition set forth in Section 12.2 has not been satisfied and such condition has not been waived by Buyer by the Closing Date.

(e)	By mutual written agreement of Buyer and Seller.

(f)	By Seller or Buyer if the Closing does not occur on or before December 15, 2004, through no fault of the terminating party or its affiliates, unless the date of such Closing shall have been extended in writing by mutual agreement of the parties.
     12.5 Upon Termination. If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, assert its right of specific performance, declare the Deposit forfeited and retain same or pursue any other rights or remedies to which it may be entitled, at law or in equity. If this Agreement (i) is terminated by either Buyer or Seller under Sections 9.1 or 14.4, (ii) is terminated by Seller due to the failure of a Condition Precedent listed in subsections (b) of Section 12.1, or (iii) is terminated by Buyer due to the failure of a Condition Precedent listed in subsections (a), (b), or (c) of Section 12.2, Seller shall promptly return the Deposit, exclusive of interest earned, if any, to Buyer and neither party shall have any further liability whatsoever to the other party pursuant to this Agreement.
     12.6 Final Adjustments. Within six months after the date of Closing, Seller shall prepare a settlement statement (the “Final Settlement Statement”) setting forth any adjustments to the

Purchase Price provided for in Section 2.4 and not made prior to or at Closing, any updates or corrections to previously-made adjustments, and any other adjustments arising pursuant to this Agreement. Additionally, in preparing the Final Settlement Statement, Seller may include as a set off any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement or any other agreement between Buyer and Seller.
Seller shall submit the Final Settlement Statement to Buyer on or before the date established above, along with copies of third party vendor invoices in excess of $5,000.00 each, or other evidence of expenses agreed to by Buyer and Seller. Buyer shall respond in writing with objections and proposed corrections within 60 days after receiving the Final Settlement Statement. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within the 60-day period, the statement will be deemed approved by Buyer. After approval of the Final Settlement Statement, Seller will send a check or invoice to Buyer for the net amount. If Buyer and Seller are unable to agree to all adjustments within 60 days after Buyer’s receipt of the Final Settlement Statement submitted by Seller, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such 60-day period. Adjustments which remain in dispute, if Buyer and Seller are unable to agree within 90 days after Seller provides the Final Settlement Statement to Buyer, shall be resolved as provided in Section 13. Within 5 business days after final resolution of the dispute, Buyer or Seller, as the case may be, shall promptly make cash payment to the other equal to the sum as may be found to be due. Nothing in this Section shall limit any right of either party to assert a claim for revenues or reimbursement after Buyer’s receipt of the Final Settlement Statement, and in this regard (i) should any party receive revenues to which the other is entitled, such party shall pay over such revenues to the appropriate party within 30 days after receipt thereof, and (ii) should any party pay for costs or expenses for which the other party is responsible, such party shall reimburse the other party within 30 days after the date the responsible party receives an invoice for such costs and expenses.
13. Dispute Resolution and Binding Arbitration
     13.1 Sole and Exclusive Method for Resolution of Disputes. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 13, which shall be the sole and exclusive procedures for the resolution of any such disputes.
     13.2 Negotiation Between Executives. The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     13.3 Mediation. If the dispute has not been resolved by negotiation as provided herein within 60 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery of such notice, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.
     13.4 Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, none of whom shall be appointed by either party; provided, however, that if one party fails to participate in either negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The place of arbitration shall be Houston, Texas. The arbitrators are not empowered to award damages in excess of compensatory damages and each party expressly waives and foregoes any right to punitive, exemplary or similar damages. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.
     13.5 Jurisdiction. Notwithstanding the foregoing, as to Seller, NNOG and/or RNRC, and their affiliates, successors and assigns, any litigation concerning this transaction shall be heard in the federal courts of the United States, if any such court has jurisdiction, and otherwise in any state court with jurisdiction, and the parties consent to the exclusive jurisdiction of such courts. NNOG expressly waives any right it or its directors, officers, employees, attorneys or agents may have to require any such litigation to be prosecuted in the Tribal Courts of the Navajo Nation. NNOG also waives any defense it or its directors, officers, employees, attorneys or agents may have that federal, state or tribal law requires exhaustion of tribal court remedies prior to suit against NNOG in any other court or through arbitration.
     13.6 Sovereign Immunity. NNOG hereby unequivocally and expressly waives any defense of sovereign immunity from suit NNOG, its directors, officers, employees, attorneys or agents may have under applicable federal, state or tribal law, as to Seller and/or RNRC, and their affiliates, successors and assigns, in regard to any matter concerning this Agreement or any agreement, instrument, deed or assignment entered into or delivered by such parties related to this Agreement or in furtherance hereof. Such waiver shall cover all classes of claims that may be asserted by any party. NNOG hereby warrants and represents that the waiver and agreements set forth in this Section 13 have been duly authorized by one or more resolutions duly adopted by the Board of Directors of NNOG upon thirty days’ written notice to, and without objection by, the Navajo Nation Council of the Board’s intention to adopt the resolution.

14. Miscellaneous
     14.1 Call on Production.
Intentionally Omitted
     14.2 Oil and Gas Imbalances. NONE
     14.3 Insurance. With regard to any Seller-operated properties:
(a)	Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by ChevronTexaco Corporation for itself and its subsidiaries and affiliates (such policies are herein called “ChevronTexaco Policies”).

(b)	Seller and Buyer agree that, as of the Closing Date, all of the ChevronTexaco Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the ChevronTexaco Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(c)	In the event that any Claim is hereafter made under or with respect to any of the ChevronTexaco Policies by or through Buyer or any person subrogated to its rights, Buyer shall indemnify and defend Seller and the Seller Parties against and shall hold them harmless from such Claim and all costs and expenses (including without limitation attorneys’ fees and court costs) related thereto.
     14.4 Casualty Loss of Assets.
          14.4.1 Definition. “Casualty Loss” means physical damage to any of the physical Assets that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, downhole failure (including: (i) failures arising or occurring during drilling or completing operations; (ii) junked or lost holes; or (iii) sidetracking or deviating a well) or reservoir changes; and (c) exceeds $500,000 dollars.
          14.4.2 Notice of Loss. Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller between the date of this Agreement and Closing.
          14.4.3 Handling of Casualty Loss. If, prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, Seller shall promptly so notify Buyer and Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the “Reduction in Value” of the Assets because of such Casualty Loss. For this purpose, “Reduction in Value” is based on the principle that Seller should generally bear the costs of repairing the Assets to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs that is equitable under the circumstances because of the benefit to Buyer of such newer or upgraded equipment or facilities. Except as to those real property Assets with a negative Buyer’s Allocation, no adjustment associated with a Casualty Loss shall exceed Buyer’s Allocation for the affected Asset. For any real property Asset with a negative Buyer’s Allocation, Buyer may give Seller written notice at least 5 business days prior to Closing and exclude from this Agreement the real property Asset subject to the Casualty Loss and increase the Purchase Price by an amount equal to Buyer’s negative Allocation for such real property Asset. If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall proceed to Closing with the Purchase Price being reduced by Seller’s estimate of the Reduction in Value of the Assets as a result of the Casualty Loss; provided, however, either Party may, within 60 days after the Closing Date (but not later), initiate binding arbitration in accordance with Section 13.4 to resolve the dispute, without any necessity to first engage in negotiations or mediation. Any claim for a Casualty Loss not referred to arbitration within 60 days after Closing shall be deemed waived. Seller shall retain any and all insurance proceeds and other payments associated with or attributable to any pre-Closing Casualty Loss which has been remedied by Seller or for which a Purchase Price adjustment has been made. Notwithstanding the foregoing, if the aggregate Casualty Losses and Asset exclusions under this Section exceed ten percent of the Purchase Price, either Party may, by written notice to the other at least 5 days prior to Closing, terminate this Agreement. If either party exercises its option to terminate this Agreement pursuant to this Section 14.4, this Agreement shall become void and have no effect, Seller shall promptly return the Deposit to Buyer (exclusive of interest earned), and neither party shall have any further right or duty to or claim against the other party under this Agreement, except as expressly provided to the contrary in this Agreement.
     14.5 Transfer of Records. With the exception of books of account, tax returns and correspondence relating thereto, technical and interpretive data excluded from this sale, any documents of overall significance to Seller’s business and all of the Excluded Assets, Seller shall deliver to Buyer, at Closing or within a reasonable time thereafter, the Records.
     14.6 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, no press release of either party shall include any reserve estimates without the prior written consent of the other party, which consent may be withheld at the sole discretion of such party.
     14.7 Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns, provided, however, that either NNOG or RNRC may assign all or any portion of the rights hereunder to any affiliate of either NNOG or RNRC provided that such assignment shall not relieve the assignor of such assignment of any obligation hereunder. After Closing, Buyer may not sell, transfer, assign, sublease or delegate any rights or interests acquired under this Agreement and the Assignment or delegate any duties assumed thereunder without any such grantee, transferee, assignee, sublessee or delegee having agreed in writing to be bound by all of the terms and provisions contained in this Agreement and the Assignment, and any such grantee, transferee, assignee, sublessee or delegee shall assume all duties and obligations imposed on Buyer set forth herein and therein or arising herefrom and therefrom; and any such transfer, assignment, sublease or delegation shall so provide. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations, indemnities and liabilities due Seller under this Agreement and under the Assignment, until expressly released by Seller.
     14.8 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment of this Agreement shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. The parties and their counsel participated jointly in the preparation of this Agreement, and there shall be no presumption applied against either party in the interpretation of this Agreement based upon such party’s role in the drafting. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.
     14.9 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:
Chevron U.S.A. Inc.	Resolute Natural Resources Company
1111 Bagby St.	1675 Broadway, Suite 1950
Houston, Texas 77002	Denver, Colorado 80202
Attention: M. H. Forman	Attention: James M. Piccone
Manager, Acquisitions & Divestitures	President and General Counsel
Fax No.: 1-866-741-5436	Fax # 1-303-534-4600

Navajo Nation Oil & Gas Company, Inc.
P.O. Box 4439
Window Rock, Arizona 86515
Attention: Wilson Groen
President & General Manager
Fax# 1-928-871-4862
or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner set forth above. Notices shall be deemed given when received if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications) and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

     14.10 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available in the event of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.
     14.11 Confidentiality. Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, except to the extent such information is available in the public domain other than through a breach of Buyer’s confidentiality obligations, with Seller a third party beneficiary of any privilege held by Buyer. Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof, and destroy any information relating to the Assets and independently acquired by Buyer. Notwithstanding the provisions of Section 14.8, nothing in this Section and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding those certain Confidentiality Agreements dated April 28, 2004 between Navajo Nation Oil & Gas Company, Inc. and Seller and Confidentiality Agreement dated July 7, 2004 between Resolute Natural Resources Company and Seller.
     14.12 Default. Seller shall notify Buyer in the event that Seller becomes aware that Buyer or Buyer’s successors or assigns have failed to satisfy one or more post-Closing obligations assumed by Buyer pursuant to the terms of this Agreement, the Assignments, and/or any amendments thereto (any such failures hereinafter referred to as a “Default”). Buyer shall correct or redress or respond to or begin to correct or redress or respond to any Default within 30 days after receipt of such written notice or such lesser or greater time as may be dictated by any emergency situation or as required by applicable agreements or as required by any law, order, rule or regulation of any governmental authority.
          14.12.1 Failure to Respond. If (i) within such time as defined hereinabove, Buyer does not correct or redress or respond to or begin to correct or redress or respond to any Default, or (ii) after beginning such efforts Buyer does not correct or redress such Default within a reasonable amount of time and within the time required by any applicable agreements or any law, order, rule or regulation of any governmental authority, or (iii) Seller is unable to locate Buyer in order to notify Buyer after reasonable efforts to do so, Seller, at its option, may endeavor to and shall be authorized to plug and abandon well(s), remove facility(ies) or equipment or restore the surface area(s), or otherwise correct such Default, or cause such to be done. Seller shall exercise reasonable discretion and endeavor to accomplish only that necessary to remedy such Default, all at the entire cost, risk and expense of Buyer, except that Buyer shall not be responsible for costs and expenses of any such work done by Seller or Seller’s affiliates in excess of amounts typically charged by unaffiliated third parties for like or similar services in the area. Compliance with the Notices requirements under this Agreement shall be considered as sufficient notice to Buyer hereunder.
          14.12.2 Seller Not Obligated to Remedy Buyer’s Defaults. Seller shall in no event be obligated to satisfy any Default by Buyer or its successors or assigns.
          14.12.3 Invoicing and Recoupment by Seller. Within a reasonable period of time after any such efforts by Seller to correct or redress such Defaults, Seller shall furnish Buyer at its last known address with detailed invoices and supporting documentation for expenses incurred by Seller in the efforts to correct such Defaults, including appropriate charges for overhead, salaries, legal costs, permits, penalties, interest, and other losses and expenses incurred for or by Seller for the purpose of correcting or redressing such Defaults.
          14.12.4 Other Remedies Reserved. Seller’s right to proceed in the manner above described to correct or redress Defaults of Buyer or its successors or assigns is not intended to be nor shall it limit or be exclusive of any other right or remedy, whether personal or in “rem,” available to Seller under this Agreement, the Assignments, and/or any amendments thereto, or otherwise by law, all of which remedies are expressly and fully ratified, granted to and reserved to Seller.
          14.12.5 No Waiver. Buyer shall have the right to pursue in any manner all rights and remedies available to it in connection with any such claim, protest, dispute or cause of action.
     14.13 Survival of Certain Obligations. Representations and warranties in Sections 6.1 and 6.2 of this Agreement (but not the disclaimers and waivers contained elsewhere in Section 6, and other than the special warranty of title in Section 6.1.11) shall terminate one year after the Closing Date; and thereafter no action may be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of said one-year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, continuing obligations of Buyer or Seller, and obligations of indemnity and defense contained in this Agreement shall survive the Closing indefinitely and shall be binding upon each party and their respective successors and assigns.
     14.14 Conflict of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Each party, for itself and for its respective directors, partners, employees, and agents warrants, covenants and represents to the other that, except as otherwise expressly provided in this Agreement, neither it nor any of its directors, employees, partners or agents has given to or received from the other party, or such party’s directors, partners, employees or agents, any commission, fee, rebate, gift or other thing or service in connection with this Agreement. Likewise, neither Buyer nor any director, employee or agent of Buyer shall enter into any material business relationship with any director, employee or agent of Seller (or of any affiliate of Seller), unless such person is acting for and on behalf of Seller, without prior written notification thereof to Seller. Buyer and Seller each agree that their respective books and records shall be subject to reasonable audit by the other as may be required to verify compliance with this provision.
     14.15 Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.
     14.16 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.
     14.17 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.
     14.18 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.
     14.19 Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignments(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.
     14.20 Removal of Signs and Markers. Seller may either remove its name and signs from the Seller-operated Wells, facilities and Personal Property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be operator and Buyer has become operator, Buyer shall (a) remove any remaining signs and references to Seller within 45 days after Seller ceases to be operator or such earlier time as may be required by applicable regulations, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates, and (c) notify Seller of the removal and installation. Seller reserves a right of access to the Assets after it ceases to be operator to remove its signs and name from all Wells, facilities and Personal Property, or to confirm that Buyer has done so for the Assets operated by Buyer. If Seller removes signs because Buyer has not done so, Seller will charge its costs to Buyer either in the applicable Final Settlement Statement or by separate invoice, which Buyer agrees to pay within 15 days after receipt thereof.
     14.21 Intentionally omitted.
     14.22 CONSPICUOUSNESS / EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTIONS 1.6, 3.3, 5.1, 6.3.3, 8.3, 8.4, 8.5, 8.7, and 14.3 SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
     14.23 Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 14.23 does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Deposit, pursuant to the provisions of Section 12.5. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller’s cumulative indemnity obligations to Buyer and the Buyer Parties under this Agreement shall not exceed the Purchase Price.
     14.24 Prior Contract(s) Affecting Production. All or a portion of the natural gas and other hydrocarbons produced from the Assets covered hereby has heretofore been committed to the gas contracts, crude oil pipeline commitments, and other contracts either provided to and/or made aware to Buyer. Therefore, during the life of said identified contracts and any successor or replacement contract(s) thereto, none of the natural gas and other hydrocarbons produced from the Assets subject to said contract(s) shall be committed to any other contract in contravention of said identified contracts, and insofar as they pertain to the interest acquired by Buyer in the Assets, Buyer hereby agrees to comply with and perform the duties and obligations imposed upon Seller under said identified contracts. The foregoing restriction shall not apply if Buyer obtains from the other party thereto a release of the gas or other hydrocarbons from the aforementioned identified contracts, or successor, or replacement contracts thereto.

     Wherefore, the parties, intending to be legally bound by all of the terms and provisions hereof, have caused this Agreement to be executed by their duly-authorized representatives as of the date first above written.

BUYER: NAVAJO NATION OIL AND GAS COMPANY, INC.
By:	/s/ Manuel Morgan
	Name:	Manual Morgan
	Title:	Chairman

By:	/s/ WILSON GROEN
	Name:	WILSON GROEN
	Title:	President

RESOLUTE NATURAL RESOURCES COMPANY
By:	/s/ NICHOLAS J. SUTTON
	Name:	NICHOLAS J. SUTTON
	Title:	CHIEF EXECUTIVE OFFICER

SELLER: CHEVRON U.S.A. INC.
By:	/s/ Larry C. LaFleur
	Name:	Larry C. LaFleur
	Title:	Attorney-in-Fact

OMITTED SCHEDULES
     The portions identified below in the following schedules have been omitted from the Asset Sale Agreement filed as Exhibit 2.3 to this Registration Statement on Form S-4 (File No. 333- ):
•	Exhibit A — Lease Data Table

•	Exhibit B — Form of Assignment

•	Schedule 10.5 — Prospective Employees

•	Schedule 1.1(h) — Aneth Compressor and Gathering Site

•	Schedule 1.3(q) — Aneth Plant Site

•	Schedule 1.3 — Exclusions and Reservations

•	Schedule 2.3 — Allocation of Purchase Price

•	Schedule 3.3.5(a) — Consent Decree Responsibilities

•	Schedule 5.1.9 — Preferential Rights
     Resolute Energy Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.